Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Six, Inc.:

(1)	the use of our report dated November 18, 2005 with respect to the balance sheet of Florida Capital Hotel Partners (Dallas), Ltd. as of December 31, 2004, and the related statements of operations, partners’ capital, and cash flows for the year then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida

December 14, 2005